Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-136797
333-136797-01
Prospectus Supplement No. 5
(To Prospectus Dated August 21, 2006)

NABORS INDUSTRIES, INC.	NABORS INDUSTRIES LTD.
$2,750,000,000
0.94% SENIOR EXCHANGEABLE NOTES DUE 2011
GUARANTEED BY NABORS INDUSTRIES LTD.

COMMON SHARES, PAR VALUE U.S.$0.001 PER SHARE, OF NABORS INDUSTRIES LTD.
ISSUABLE UPON EXCHANGE OF THE NOTES

GUARANTEE OF NABORS INDUSTRIES LTD.

     This prospectus supplement, which supplements the prospectus filed by Nabors Industries, Inc. (the “Company”) and Nabors Industries Ltd. (“Nabors”) on August 21, 2006, as supplemented on September 7, 2006, September 22, 2006, October 9, 2006 and November 13, 2006 will be used by selling security holders to resell the notes and the common shares issuable upon the exchange of the notes. You should read this prospectus supplement in conjunction with the related prospectus, as previously supplemented, which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should read and rely only on the information contained in the prospectus supplements and the related prospectus, together with those documents incorporated by reference, as described on page (iii) of the related prospectus under “Incorporation By Reference.” Neither the Company, Nabors nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus, as previously supplemented, constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus, as previously supplemented, is accurate as of any date other than the date on the front cover of the respective document.
Investing in the notes or Nabors’ common shares issuable upon exchange of the notes involves risks.
See “Risk Factors,” beginning on page 5 of the related prospectus.

The date of this prospectus is January 25, 2007.

     The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading “Selling Security Holders” in the related prospectus. The information is based on information provided to the Company and Nabors by or on behalf of the selling security holders on or prior to January 25, 2007 and has not been independently verified by the Company and Nabors. Since the date on which each selling security holder identified below provided this information, any of these selling security holders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling security holders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling security holders are not obligated to sell securities, the Company cannot estimate the amount of the notes or how many of Nabors’ common shares the selling security holders will hold upon consummation of any such sales. Information about other selling security holders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.

	0.94% Senior Exchangeable
	Notes Due 2011		Common Shares
	Principal Amount
	of Notes	Percentage	Nabors’ Common
	Beneficially	of Notes	Shares Owned	Number of	Number of
	Owned and	Outstanding	Prior to the	Shares Offered	Shares Held
Name	Offered Hereby(1)	Before Offering	Offering(1)(2)	for Sale(1)	After Offering

Alembic Ltd.	$94,000	*	2,051	2,051	0

BMO Nesbitt Burns Inc. (3)	$3,000,000	*	65,466	65,466	0

Captive Investors Fund	$1,184,000	*	25,837	25,837	0

Family Service Life Insurance Company (4)	$100,000	*	2,182	2,182	0

Guardian Life High Delta Convertibles (4)	$2,000,000	*	43,644	43,644	0

Guardian Life Insurance Company (4)	$8,500,000	*	185,487	185,487	0

Guardian Pension Trust (4)	$700,000	*	15,275	15,275	0

Performa International Convertible Bond Fund	$2,981,000	*	65,051	65,051	0

Swiss Re Financial Products Corporation (5).	$42,500,000	1.55%	1,774,456	927,439	847,017

Tricor Re Investment Fund	$241,000	*	5,259	5,259	0

*	less than one percent

(1)	Includes Nabors’ common shares issuable upon exchange of the notes based on the initial exchange rate of 21.8221 common shares per $1,000 principal amount of the notes. However, on exchange, the principal amount of the notes will be paid in cash and the exchange rate is subject to adjustment as described under “Description of the Notes — Exchange of Notes.” As a result, the number of common shares issuable upon exchange of the notes may increase or decrease in the future.

(2)	In calculating the Number of Nabors’ Common Shares Owned Prior to the Offering, we treated as outstanding the number of Nabors’ common shares issuable upon exchange of all of that particular holder’s notes in accordance with the applicable referenced exchange rates.

(3)	BMO Nesbitt Burns Inc. is a subsidiary of Bank of Montreal — Toronto, a publicly traded company. BMO Nesbitt Burns Inc. is also broker-dealer. Stephen Church has the power to vote and dispose of the security held by BMO Nesbitt Burns Inc.

(4)	The selling security holder is an affiliate of Park Avenue Securities and Guardian Life Investor Services, LLC, broker-dealers which are indirect wholly-owned subsidiaries of the Guardian Life Insurance Company of America (“Guardian Life”). John Murphy, Managing Director of Guardian Life, has the power to vote and dispose of the securities held by the selling security holder.

(5)	Swiss Re Financial Products Corporation is a wholly owned subsidiary of Swiss Re, a publicly traded company and investment company under the Investment Company Act of 1940. The number of Nabors’ Common Shares Owned Prior to the Offering by Swiss Re Financial Products Corporation includes 847,017 Nabors’ common shares held as shares rather than issuable pursuant to exchange.